USA MUTUALS
AMENDMENT TO THE
AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT effective as of March 1, 2017, to the Amended and Restated Distribution Agreement as of July 24, 2012 (the “Agreement”), is entered into by and among USA MUTUALS, a Delaware business trust, (the “Trust”), QUASAR DISTRIBUTORS, LLC, (the “Distributor”) and USA MUTUALS ADVISORS, INC. (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USA MUTUALS          QUASAR DISTRIBUTORS, LLC

By: /s/ Michael Loukas_______________          By: /s/ James R. Schoenike___________

Name: Michael Loukas_______________          Name: James R. Schoenike

Title: President_____________________          Title: President

USA MUTUALS ADVISORS, INC

By: /s/ Michael Loukas_______________

Name: Michael Loukas_______________

Title: President_____________________

Amended Exhibit B to the Amended and Restated Distribution Agreement – USA Mutuals

Quasar Distributors, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE effective March 1, 2017
Regulatory Distribution Annual Services per Fund*
Base Fee
$____ per fund
Default sales loads and distributor concession, if applicable, are paid to Quasar.
Distribution Service Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions.
If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance.  The remaining 20% will be retained by Quasar to offset Quasar expenses.
Standard Advertising Compliance Review
•          $____ per communication piece for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.
•          $____ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)
Expedited Advertising Compliance Review
•          $____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter, 24 hour initial turnaround.
•          $____ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)
Licensing of Investment Advisor’s Staff (if desired)
•          $____ per year per registered representative
•          Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
•          $____ per FINRA designated branch location
▪          All associated FINRA and state fees for registered representatives, including license and renewal fees
Fund Fact Sheets
▪          Design- $____ per fact sheet, includes first production
▪          Production- $____ per fact sheet per each production period
▪          All printing costs are Miscellaneous expense in addition to the design and production fees
▪          Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
Miscellaneous Expenses
Reasonable miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪          Typesetting, printing and distribution of prospectuses and shareholder reports
▪          Production, printing, distribution and placement of advertising, sales literature, and materials
▪          Engagement of designers, free-lance writers and public relations firms
▪          long-distance telephone lines, services and charges
▪          Postage, overnight delivery charges
▪          FINRA registration fees other costs to fulfill regulatory requirements
▪          Travel, lodging and meals

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.